Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of the 29th day of January, 2007, to the Rights Agreement (the “Rights Agreement”), dated May 6, 2003, as amended March 4, 2005, between ALLOS THERAPEUTICS, INC., a Delaware corporation (the “Company”) and MELLON INVESTOR SERVICES LLC (the “Rights Agent”), is being executed at the direction of the Company and shall be effective immediately prior to the Effective Time (as defined below).  For purposes of this Amendment, the “Effective Time” shall mean the execution of that certain Purchase Agreement to be entered into on or about the date hereof by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of the underwriters named in Schedule A thereto; provided, however, if (i) the Purchase Agreement is not executed within 30 days from the date of this Amendment, of which the Company will notify the Rights Agent in writing, or (ii) the Purchase Agreement terminates or is terminated prior to the payment for and delivery of the shares for sale thereunder, of which the Company will notify the Rights Agent in writing, this Amendment shall terminate immediately upon the Rights Agent’s receipt of such notice and be of no further force and effect.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an authorized officer of the Company certifying that the proposed amendment of the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1.             Section 1(h) shall be amended and restated in its entirety as follows:

“Excluded Stockholder” shall include each of (i) Warburg Pincus Private Equity VIII, L.P. (including its Affiliates and Associates) (“Warburg”); provided, however, that Warburg shall not be an Excluded Stockholder if, without the prior approval of the Board of Directors, Warburg becomes the Beneficial Owner of more than 44% of (x) the outstanding Common Shares, plus (y) the Common Shares issuable upon the exchange of the Company’s outstanding Series A Exchangeable Preferred Stock (including any quarterly accruing dividends thereon) (the “Exchange Shares”), calculated as if such Exchange Shares had been issued pursuant to an exchange as of immediately following the original issuance of each such share of outstanding Series A Exchangeable Preferred Stock and (ii) Baker Brothers Life Sciences, L.P. (including its Affiliates and Associates) (“Baker”); provided, however, that Baker shall not be an Excluded Stockholder if, without the prior approval of the Board of Directors, Baker becomes the Beneficial Owner of more than 20% of the outstanding Common Shares.

2.             The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Allos Therapeutics, Inc.		Mellon Investor Services LLC, as Rights Agent

By:	/s/ Marc Graboyes	By:	/s/ Lisa Porter

Name: Marc Graboyes		Name: Lisa Porter

Title: Vice President, General Counsel & Secretary		Title: Officer